EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of the 30th day of June, 2008, by and between, interCLICK, Inc., a company organized under the laws of the State of Delaware (the “Company”), and David Garrity (the “Executive”).

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive, intending to be legally bound, hereby agree as follows:

1. Employment and Duties. The Company hereby agrees to employ Executive as its Chief Financial Officer (the “CFO”), and Executive hereby accepts such employment, on the terms and conditions set forth herein. During the Employment Period (as defined below), Executive shall serve as CFO and shall report to the Board of Directors of the Company (the “Board”). Executive shall have those powers and duties customarily associated with the position of CFO of entities comparable to the Company and such other powers and duties as may be prescribed by the Board. Executive’s primary commitment shall be to the performance of his duties for the Company, however, Executive is not precluded from participating in activities and functions separate and apart from, and which are not inconsistent with, his function as CFO of the Company.

2. Term. Executive’s employment by the Company shall commence as of the date of this Agreement and shall continue until June 30, 2010 unless such employment is terminated in accordance with Section 4 below (the “Employment Period”).

3. Compensation, Benefits and Equity Awards.

(a) Base Salary. During the Employment Period, Executive shall receive an annual base salary of $200,000. On an annual basis, the Board will review Executive’s performance and determine, in its sole discretion, whether an increase to Executive’s base salary is appropriate. Executive’s base salary shall be paid in accordance with the Company’s regular payroll practices, including any and all usual and customary withholdings.

(b) Bonus. In addition to a base salary, Executive shall be eligible to receive an annual bonus (pro-rated for partial calendar years during the Employment Period) upon the achievement of pre-established performance goals tied to Company revenues and earnings, as to be determined by the Board (the “Bonus”). Depending upon achievement of the performance goals established by the Board, Executive’s Bonus for each calendar year during the Employment Period shall be 50% of Executive’s base salary earned during such year. The Bonus is to be paid 50% in cash and 50% in Company stock. Any Bonus earned during a calendar year shall be paid at such time as the Company customarily pays annual bonuses.

(c) Expenses. The Company shall reimburse Executive for all reasonable business expenses upon the presentation of itemized statements of such expenses in accordance with Company policies and procedures as may be in effect from time to time, provided however, that Executive shall be reimbursed no later than thirty (30) days after presentation of any reasonable expense to the Company.

(d) Vacation. During the Employment Period, Executive shall be entitled to at least three (3) weeks of paid vacation per calendar year to be used and accrued in accordance with the Company’s policies as may be in effect from time to time. In addition to vacation, Executive shall be entitled to the number of sick days, personal days and national holidays per year as to which other Executives of the Company may be entitled.

(e) Other Benefit Plans. During the Employment Period, Executive shall be entitled to participate in such employee benefit plans and insurance programs offered by the Company, or which may be in effect from time to time, in accordance with any eligibility requirements for participation therein. Such benefits will include medical, dental and vision coverage similar to premium plans offered by United HealthCare or Blue Cross Blue Shield. The Company agrees to pay 75% of Executive’s premium payments for such coverage.

(f) Equity Award. No later than August 1, 2008, the Executive shall receive options to purchase 405,000 shares of the Company’s common stock which shall be subject to the terms and conditions of the Company’s 2007 Incentive Stock and Award Plan.

4. Termination. Executive’s employment by the Company shall terminate under the following circumstances:

(a) Death. If Executive dies, Executive’s employment shall be terminated effective as of the end of the calendar month during which Executive died.

(b) Disability. In the event Executive, by reason of physical or mental incapacity, shall be substantially unable to perform his duties hereunder for a period of three (3) consecutive months, or for a cumulative period of six (6) months within any twelve (12) month period (such incapacity deemed to be “Disability”), the Company shall have an option, at any time thereafter, to terminate Executive’s employment hereunder as a result of such Disability. Such termination will be effective ten (10) days after the Board gives written notice of such termination to Executive, unless Executive shall have returned to the full performance of his duties prior to the effective date of the notice. Upon such termination, Executive shall be entitled to any benefits as to which he and his dependents are entitled by law, and except as otherwise expressly provided herein, all obligations of the Company hereunder shall cease upon the effectiveness of such termination other than payment of salary earned through the date of Disability, provided that such termination shall not affect or impair any rights Executive may have under any policy of long term disability insurance or benefits then maintained on his behalf by the Company. Executive’s base salary shall continue to be paid during any period of incapacity prior to and including the date on which Executive’s employment is terminated for Disability.

(c) Cause. The Company shall have the right to terminate Executive's employment for “Cause.” For purposes of this Agreement, “Cause” shall mean:

(i) the willful or continued failure by Executive to substantially perform his duties, including, but not limited to, acts of fraud, willful misconduct, gross negligence or other act of dishonesty;

(ii) a material violation or material breach of this Agreement which is not cured within 10 days written notice to Executive;

(iii) misappropriation of funds, properties or assets of the Company by Executive or any action which has a materially adverse effect on the Company or its business;

(iv) the conviction of, or plea of guilty or no contest to, a felony or any other crime involving moral turpitude, fraud, theft, embezzlement or dishonesty; or

(v) abuse of drugs or alcohol which impairs Executive’s ability to perform his duties as CFO.

(d) Good Reason. Executive may terminate his employment for “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean: (i) a material diminution of Executive’s authority or duties with the Company (other than as a result of Executive’s incapacity or disability); (ii) a reduction in Executive’s base salary; or (iii) if Executive must relocate his principal office more than one hundred (100) miles from any office that the Company is then maintaining for Executive as Executive’s principal office. Prior to Executive terminating his employment with the Company for “Good Reason,” Executive must provide written notice to the Company that such “Good Reason” exists and setting forth, in detail, the grounds Executive believes constitutes such “Good Reason” (a “Good Reason Notice”). If the Company does not cure the grounds upon which Executive believes “Good Reason” exists within thirty (30) days after being provided with notice by Executive, then Executive’s employment shall be deemed terminated.

(e) Without Cause. The Company shall have the right to terminate Executive’s employment hereunder at any time without cause by providing Executive with written notice of such termination, which termination shall take effect ten (10) days after the date such notice is provided or, at the sole discretion of the Company, at any time prior to the expiration of such ten (10) day period.

(f) Voluntary Resignation. Executive shall have the right to terminate his employment hereunder by providing the Company with a written notice of resignation. Such notice must be provided sixty (60) days prior to the date upon which Executive wishes such resignation to be effective. Upon receipt of such resignation, the Company shall have the option to accelerate the resignation to a date prior to the expiration of the sixty (60) day period.

5. Payments Due Upon Termination. In the event Executive’s employment is terminated pursuant to Section 4(d) or 4(e) above, then the Company shall continue pay to Executive his base salary as in effect on the date of termination for a period of six (6) months and the Company shall reimburse Executive for the costs of obtaining comparable medical benefits for six (6) months, unless Executive obtains other employment which provides for comparable medical benefits as Executive received while employed by the Company. In the event Executive’s employment is terminated for any other reason, then Executive shall be entitled to receive his base salary though the effective date of termination and the Company shall reimburse Executive for any reasonable expenses previously incurred for which Executive had not been reimbursed prior to the termination of employment. Executive acknowledges and agrees that prior to receiving any payments which may be due under this Section, and as a material condition thereof, Executive shall, if requested by the Company, sign and agree to be bound by a general release of claims against the Company related to Executive’s employment (and termination of employment) with the Company in such form as the Company may deem appropriate. Upon Executive’s termination of employment for any reason, upon the request of the Board, he shall resign any memberships or positions that he then holds with the Company.

6. Restrictive Covenants.

(a) Acknowledgments. Executive acknowledges that: (i) as a result of Executive’s employment by the Company, Executive has obtained and will obtain Confidential Information (as defined below); (ii) the Confidential Information has been developed and created by the Company at substantial expense and the Confidential Information constitutes valuable proprietary assets; (iii) the Company will suffer substantial damage and irreparable harm which will be difficult to compute if, during the Employment Period and thereafter, Executive should enter a Competitive Business (as defined below) in violation of the provisions of this Agreement; (iv) the nature of the Company’s business is such that it could be conducted anywhere in the world and that it is not limited to a geographic scope or region; (v) the Company will suffer substantial damage which will be difficult to compute if, during the term of employment or thereafter, Executive should solicit or interfere with the Company’s employees, clients or customers or should divulge Confidential Information relating to the business of the Company and its affiliates; (vi) the provisions of this Agreement are reasonable and necessary for the protection of the business of the Company; (vi) the Company would not have hired or continued to employ Executive unless he agreed to be bound by the terms hereof; and (vii) the provisions of this Agreement will not preclude Executive from other gainful employment. “Competitive Business,” as used in this Agreement, shall mean any business which directly competes with any aspect of the Company’s business. “Confidential Information,” as used in this Agreement, shall mean any and all confidential and/or proprietary knowledge, data, or information of the Company, including, without limitation, any: (A) trade secrets, drawings, inventions, methodologies, ideas, processes, formulas, source and object codes, data, programs, software source documents, works of authorship, know-how, improvements, discoveries, developments, designs and techniques, and all other work product of the Company, whether or not patentable or registrable under trademark, copyright, patent or similar laws; (B) information regarding plans for research, development, new service offerings and/or products, marketing, advertising and selling, distribution, business plans, business forecasts, budgets and unpublished financial statements, licenses, prices and costs, suppliers, customer lists, customers or distribution arrangements; (C) any information regarding the skills and compensation of employees, suppliers, agents, and/or independent contractors of the Company; (D) concepts and ideas relating to the development and distribution of content in any medium or to the current, future and proposed products or services of the Company; or (E) any other information, data or the like that is labeled confidential or orally disclosed to Executive as confidential.

(b) Confidentiality. In consideration of the benefits provided for in this Agreement, Executive agrees not to, at any time, either during the Employment Period or thereafter, divulge, use, publish or in any other manner reveal, directly or indirectly, to any person, firm, corporation or any other form of business organization or arrangement and keep in the strictest confidence any Confidential Information, except (i) as may be necessary to the performance of Executive’s duties hereunder, (ii) with the Company’s express written consent, (iii) to the extent that any such information is in or becomes in the public domain other than as a result of Executive’s breach of any of obligations hereunder, or (iv) where required to be disclosed by court order, subpoena or other government process and, in such event, Executive shall cooperate with the Company in attempting to keep such information confidential. Upon the request of the Company, Executive agrees to promptly deliver to the Company the originals and all copies, in whatever medium, all such Confidential Information.

(c) Non-Compete. In consideration of the benefits provided for in this Agreement, Executive covenants and agrees that during the Employment Period and for a period of six (6) months following the termination of his employment for whatever reason, or from the date of entry by a court of competent jurisdiction of a final judgment enforcing this covenant, whichever is last to occur (the “Restricted Period”), he will not, for himself, or in conjunction with any other person, firm, partnership, corporation or other form of business organization or arrangement (whether as a shareholder, partner, member, principal, agent, lender, director, officer, manager, trustee, representative, employee or consultant), directly or indirectly, be employed by, provide services to, in any way be affiliated, associated or have any interest in, or give advice or consultation to any Competitive Business.

(d) Non-Solicitation of Employees. In consideration of the benefits provided for in this Agreement, Executive covenants and agrees that during the Restricted Period, Executive shall not, without the prior written permission of the Company, directly or indirectly solicit, employ or retain, or cause any other person or entity to solicit, employ or retain, any person who is employed by or who is providing services to the Company at the time of Executive’s termination of employment or who was providing such services to the Company within the twelve (12) month period prior to Executive’s termination of employment.

(e) Non-Solicitation of Clients and Customers. In consideration of the benefits provided for in this Agreement, Executive covenants and agrees that during the Restricted Period, he will not, for himself, or in conjunction with any other person, firm, partnership, corporation or other form of business organization or arrangement (whether as a shareholder, partner, member, lender, principal, agent, director, officer, manager, trustee, representative, employee or consultant), directly or indirectly: (i) solicit or accept any business that is directly related to the business of the Company, from any person or entity who, at the time of, or at any time during the twelve (12) months preceding Executive’s termination, was an existing or prospective customer or client of the Company; (ii) request or cause any of the Company’s customers to cancel or terminate any business relationship with the Company; or (iii) request or cause any employee of the Company to breach or threaten to breach any terms of said employee’s agreements with the Company or to terminate his or his employment with the Company.

(f) Post-Employment Property. The parties agree that any work of authorship, invention, design, discovery, development, technique, improvement, source code, hardware, device, data, apparatus, practice, process, method or other work product whatever (whether patentable or subject to copyright, or not, and hereinafter collectively called “discovery”) related to training or marketing methods and techniques that Executive, either solely or in collaboration with others, has made or may make, discover, invent, develop, perfect, or reduce to practice during the term of his employment, whether or not during regular business hours and created, conceived or prepared on the Company’s premises or otherwise shall be the sole and complete property of the Company. More particularly, and without limiting the foregoing, Executive agrees that all of the foregoing and any (i) inventions (whether patentable or not, and without regard to whether any patent therefor is ever sought), (ii) marks, names, or logos (whether or not registrable as trade or service marks, and without regard to whether registration therefor is ever sought), (iii) works of authorship (without regard to whether any claim of copyright therein is ever registered), and (iv) trade secrets, ideas, and concepts ((i) - (iv) collectively, “Intellectual Property Products”) created, conceived, or prepared on the Company’s premises or otherwise, whether or not during normal business hours, shall perpetually and throughout the world be the exclusive property of the Company, as shall all tangible media (including, but not limited to, papers, computer media of all types, and models) in which such Intellectual Property Products shall be recorded or otherwise fixed. Executive further agrees promptly to disclose in writing and deliver to the Company all Intellectual Property Products created during his engagement by the Company, whether or not during normal business hours. Executive agrees that all works of authorship created by Executive during his engagement by the Company shall be works made for hire of which the Company is the author and owner of copyright. To the extent that any competent decision-making authority should ever determine that any work of authorship created by Executive during his engagement by the Company is not a work made for hire, Executive hereby assigns all right, title and interest in the copyright therein, in perpetuity and throughout the world, to the Company. To the extent that this Agreement does not otherwise serve to grant or otherwise vest in the Company all rights in any Intellectual Property Product created by Executive during his engagement by the Company, Executive hereby assigns all right, title and interest therein, in perpetuity and throughout the world, to the Company. Executive agrees to execute, immediately upon the Company’s reasonable request and without charge, any further assignments, applications, conveyances or other instruments, at any time after execution of this Agreement, whether or not Executive is engaged by the Company at the time such request is made, in order to permit the Company, or its assigns, to protect, perfect, register, record, maintain, or enhance their rights in any Intellectual Property Product; provided, that, the Company shall bear the cost of any such assignments, applications or consequences. Upon termination of Executive’s employment by the Company for any reason whatsoever, and at any earlier time the Company so requests, Executive will immediately deliver to the custody of the person designated by the Company all originals and copies of any documents and other property of the Company in Executive’s possession, under Executive’s control or to which he may have access.

(g) Non-Disparagement. Both parties acknowledge and agree not to defame or publicly criticize the services, business, integrity, veracity or personal or professional reputation of the other, in either a professional or personal manner, at any time during or following the Employment Period. With respect to the Company, this shall include any officers, directors, partners, executives, employees, representatives or agents of the Company, or of the Merged Entity.

(h) Enforcement. Executive acknowledges that any breach of the foregoing covenants and restrictions in this Section, would cause irreparable injury to the Company for which there is no adequate remedy at law. In addition to all of the rights and remedies as to which the Company may be entitled, the Company shall also be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction which would prevent Executive from violating or attempting to violate any such provisions. In seeking such an order, any requirement to post a bond or other undertaking shall be waived. In any action brought to enforce these restrictive covenants, the Company shall be entitled to an award of all reasonable costs and fees incurred in bringing such an action, including reasonable attorney’s fees. In addition, the Company shall have the right to cease making any payments or provide any benefits to Executive under this Agreement in the event he breaches or threatens to breach any of the provisions hereof.

(i) Blue Pencil. If, at any time, the provisions of this Section 6 shall be determined to be invalid or unenforceable under any applicable law, by reason of being vague or unreasonable as to area, duration or scope of activity, this Agreement shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other tribunal having jurisdiction over the matter and Executive and the Company agree that this Agreement, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

7. Executive’s Representations. Executive hereby represents and warrants to the Company that: (i) his execution and performance of duties under this Agreement does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, arrangement, understanding, order, judgment or decree as to which Executive is a party or by which he is bound; (ii) Executive is not a party to or bound by any employment agreement, non-compete agreement, confidentiality agreement or any similar agreement or arrangement with any other person or entity which effects or impacts his ability to be employed by the Company pursuant to the terms of this Agreement; and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall constitute a valid and binding obligation of Executive, enforceable in accordance with its terms. In addition, Executive acknowledges that the Company has relied on such representations and warranties in employing Executive, that he has not entered into, and will not enter into, any agreement, either oral or written, in conflict with this Agreement. If it is determined that Executive is in breach or has breached any of the representations set forth herein, the Company shall have the right to immediately terminate the Executive’s employment with the company and that such termination shall be deemed a termination with Cause. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

8. Successors. The rights and benefits of Executive hereunder shall not be assignable, whether by voluntary or involuntary assignment or transfer by Executive. This Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of the Company, and the heirs, executors and administrators of the Executive, and shall be assignable by the Company to any entity acquiring substantially all of the assets of the Company, whether by merger, consolidation, sale of assets or similar transactions.

9. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be delivered (i) personally, (ii) by first class mail, certified, return receipt requested, postage prepaid, (iii) by overnight courier, with acknowledged receipt, or (iv) by facsimile transmission followed by delivery by first class mail or by overnight courier, in the manner provided for in this Section, and properly addressed as follows:

If to the Company, to:	Michael Mathews interCLICK, Inc. 200 Park Avenue South Suite 908-909 New York, New York 10003

With a copy to:	Harvey J. Kesner or Kenneth J. Rubinstein Haynes and Boone, LLP 153 East 53rd Street, Suite 4900 New York, New York 10022 Fax: 212-918-8989

If to Executive to:	David Garrity 24 Peck Slip, #5E New York, New York 10038

or to such other address as the Company or Executive may later indicate in writing.

10. Governing Law and Dispute Resolution. This Agreement is governed by, and is to be construed and enforced in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws. If, under such law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, such portion shall be deemed to be modified or altered to conform thereto or, if that is not possible, to be omitted from this Agreement, and the invalidity of any such portion shall not affect the force, effect and validity of the remaining portion hereof. Each party expressly agrees, consents and submits to the personal jurisdiction and venue of the American Arbitration Association (“AAA”) in New York County, New York for adjudication of any and all disputes arising from or related to this Agreement. Such arbitration shall be conducted in a confidential manner and shall be identified to the AAA as a confidential proceeding. Each party waives any and all rights, under law or in equity, to object or contest the jurisdiction and venue of said tribunal.

11. Amendment. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

12. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements, promises, covenants, arrangements, understandings, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto. Any prior agreement by the parties hereto with respect to the subject matter of this Agreement is hereby terminated and canceled as of the date hereof.

13. Severability. The covenants of this Agreement shall be construed as covenants independent of one another and as obligations distinct from any other agreement between the parties. Should any provision herein be held to be void or unenforceable, the remaining provisions shall remain in full force and effect, to be read and construed as if the void or unenforceable provisions were originally deleted.

14. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS HEREOF, the parties hereby enter into this Agreement and affix their signatures as of the date first above written.

InterCLICK, INC.

By: /s/ Michael Mathews
Michael Mathews
Chief Executive Officer

/s/ David Garrity
David Garrity

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